Exhibit 99.1

Echo Global Logistics, Inc. Acquires One Stop Logistics, Inc.

CHICAGO, IL — (Marketwired) — 05/13/14 — Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology enabled transportation and supply chain management services, has acquired all of the assets of One Stop Logistics, Inc. (“One Stop”), a transportation brokerage headquartered in Watsonville, CA. Effective immediately, One Stop will begin doing business as Echo Global Logistics, Inc.

Founded in 1998, One Stop is a non-asset provider of both Less-Than-Truckload (“LTL”) and Truckload (“TL”) solutions with offices in Northern California and Florida.  One Stop brings to Echo strong sales talent and a solid network of shippers and carriers. Steve Brown, a 15 year veteran of One Stop, will be Echo’s newest Regional Vice President leading all operations of the newly acquired entity.  All existing management and employees will remain with Echo subsequent to the acquisition.

“One Stop is a profitable and impressive operator in the market for over the road transportation solutions,” said Douglas R. Waggoner, Chief Executive Officer of Echo Global Logistics.  “With this acquisition, we continue to position Echo for further growth by expanding our national coverage and leveraging our technology, our carrier network and our service offering.”

“We are pleased to be the latest addition to the Echo organization,” stated Steve Brown.  “We look forward to the additional growth opportunities available with the broad portfolio of services offered by Echo Global Logistics. Current One Stop clients and new clients alike will benefit from the full range of technology-enabled transportation solutions we are now able to provide.”

During the prior twelve months, One Stop grew total revenue by approximately 14%, resulting in $50.7 million in gross revenue and EBITDA of $4.3 million, after adjusting for non-recurring expenses.  The total purchase price was $37.3 million, of which $19.8 million was paid at closing, $13.8 million is payable in January 2015 and $3.7 million is payable in one year pursuant to the terms of an earn-out arrangement.

“It is expected that the One Stop acquisition will be accretive to earnings for the second half of the year, with immaterial impact in the second quarter after considering integration costs.  Effective with this transaction, we are raising 2014 gross revenue guidance to a range of $1.07 to $1.13 billion.”, stated Kyle Sauers, Chief Financial Officer of Echo Global Logistics.

About Echo Global Logistics

Echo Global Logistics, based in Chicago, is a leading provider of technology-enabled transportation and supply chain management services. Echo maintains a proprietary web-based technology platform that compiles and analyzes data from its network of over 26,000 transportation providers to serve its clients’

transportation and supply chain management needs. Echo services clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com.

INVESTOR RELATIONS CONTACT:

Suzanne Karpick, Echo Global Logistics, (312) 784-7414

MEDIA CONTACT:

Hanni Itah, SSPR, (847) 415 — 9324

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